Exhibit 99

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contacts: Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS EXPECTED VISA IPO GAIN
     CLEVELAND—March 19, 2008— National City Corporation (NYSE: NCC) expects to report a first quarter 2008 pre-tax cash gain of approximately $450 million on the partial redemption of its equity interest in Visa. This redemption is anticipated to approximate 33% of the Corporation’s ownership interest in Visa. In addition, the Corporation expects to reverse approximately $240 million of previously established indemnification liabilities related to Visa litigation. As a result, the Corporation’s first quarter 2008 results are expected to benefit from these events by approximately $450 million after-tax, equivalent to $.71 per diluted share, with a corresponding benefit to Tier I capital of approximately 30 basis points.
     First quarter results are scheduled to be announced on Tuesday, April 22, 2008 with a conference call at 11:00 am ET.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions including the housing and residential mortgage markets; changes in interest rates; the successful completion of Visa’s initial public offering; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.